Exhibit 99.1

BGC Partners Reports Second Quarter 2014 Financial Results

Declares 12 Cent Quarterly Dividend

Conference Call to Discuss Results Scheduled for 10:00 AM ET Today

NEW YORK, NY – July 31, 2014—BGC Partners, Inc. (NASDAQ: BGCP) (“BGC Partners,” “BGC,” or “the Company”), a leading global brokerage company primarily servicing the financial and real estate markets, today reported its financial results for the quarter ended June 30, 2014.

Select Results Compared to the Year-Earlier Period

Highlights of Consolidated Results ($ millions)	2Q14	2Q13	Change
Revenues for distributable earnings[1]	$430.3	$471.1	(8.7)%
Pre-tax distributable earnings[2]	53.0	53.8	(1.6)%
Post-tax distributable earnings	43.5	44.9	(3.2)%
Adjusted EBITDA[3]	63.9	719.8	(91.1)%
Revenues under U.S. Generally Accepted Accounting Principles (“GAAP”)	417.6	1,193.2	(65.0)%
GAAP income (loss) from operations before income taxes	14.9	208.3	(92.8)%
GAAP net income (loss) for fully diluted shares	11.1	69.9	(84.1)%

Per Share Results	2Q14	2Q13	Change
Pre-tax distributable earnings per share	$0.16	$0.16	0.0%
Post-tax distributable earnings per share	0.13	0.13	0.0%
GAAP net income per fully diluted share	0.03	0.18	(83.3)%

Management Comments

“BGC’s quarterly distributable earnings margins expanded year-over-year across both of our businesses and for the overall Company,” said Howard W. Lutnick, Chairman and Chief Executive Officer of BGC. “We achieved this improvement in the face of difficult market conditions in our Financial Services segment, and despite the sale of eSpeed,4 which generated approximately $24 million in revenues and $14.2 million in pre-tax profits in the second quarter of 2013. This is the last quarter in which eSpeed results will impact our year-on-year comparisons.

“Within a year of the NASDAQ OMX transaction, we have effectively replaced the distributable earnings from eSpeed. We expect our pre-tax distributable earnings to increase by between 39 percent and 60 percent year-on-year in the third quarter of 2014. Our cash position5 is over $640 million and we expect to receive approximately $600 million in NASDAQ OMX stock. This gives us over a billion dollars of firepower to grow our profits. We expect to use these funds to increase shareholder value by making accretive acquisitions across Real Estate and Financial Services, repay debt, repurchase common shares and units, and maintain our regular common dividend for the foreseeable future.

[1]	See the sections of this document entitled “Distributable Earnings Defined,” “Differences Between Consolidated Results for Distributable Earnings and GAAP,” “Reconciliation of Revenues Under GAAP And Distributable Earnings,” and “Reconciliation of GAAP Income to Distributable Earnings” for a complete and updated definition of these non-GAAP terms and how, when and why management uses them, as well as for the differences between results under GAAP and distributable earnings for the periods discussed in this document.
[2]	Used interchangeably throughout this document with “pre-tax distributable earnings before noncontrolling interest in subsidiaries and taxes.”
[3]	See the sections of this document titled “Adjusted EBITDA Defined” and “Reconciliation of GAAP Income to Adjusted EBITDA (and Comparison to Pre-Tax Distributable Earnings).”
[4]	On June 28, 2013, BGC sold its fully electronic trading platform for benchmark U.S. Treasury Notes and Bonds to NASDAQ OMX Group, Inc (“NASDAQ OMX”). For the purposes of this document, the assets sold are referred to as “eSpeed,” and the businesses remaining with BGC that were not sold to NASDAQ OMX are referred to as “retained.”
[5]	See the “Consolidated Balance Sheet” section of this release.

“We expect the acquisition of Cornish & Carey Commercial to close mid-August. By adding the leading commercial real estate services company in Northern California, Newmark Grubb Knight Frank6 will expand the scope and depth of services it provides to clients across the U.S. In May, our Financial Services business acquired Remate Lince, the leading Mexican inter-dealer broker focusing on interest rate derivatives and fixed income. We also continued to selectively hire top producers around the world. We expect these additions to increase our earnings per share in the third quarter.

“Our board declared a 12 cent qualified dividend for the second quarter, which at yesterday’s closing stock price translates into a 6.0 percent annualized yield,” Mr. Lutnick concluded.

Shaun D. Lynn, President of BGC, said: “We generated strong revenue growth in several areas of our Financial Services business. Revenues rose by more than 70 percent across our energy and commodities desks; by 29 percent at our fully electronic Credit desks; by 25 percent in our global fully electronic spot FX business; and by 30 percent for our retained software and market data products, all compared with last year. Our retained fully electronic businesses, which have pre-tax distributable earnings margins of over 50 percent, continued their multi-year trend of increasing as a percentage of segment revenues, with revenues in July up 18 percent year-on-year.

“Industry-wide volatility was at or near 20-year lows across most financial products we broker during the quarter, which contributed to lower overall revenues in our Financial Services business. However, we believe our revenue performance, excluding eSpeed, was substantially better than that of our competitors. Our ongoing efforts to reduce expenses included selective front-office headcount reductions, which also reduced revenues, but improved profitability. These reductions, along with increased retained fully electronic revenues, contributed to Financial Services pre-tax distributable earnings margins expanding slightly, despite the absence of eSpeed, which had pre-tax margins of around 60 percent. We remain on-target for achieving our goal of reducing total expenses Company-wide by at least $100 million annualized7 by the end of 2014 as compared with the second half of 2012 run-rate.”

NGKF’s Chief Executive Officer Barry M. Gosin added: “Our Real Estate Services business increased its pre-tax distributable earnings by 39% compared with last year. The addition of Cornish & Carey, which has over 275 brokers and generated approximately $135 million in revenues in 2013, will lead to further gains for our Real Estate business over the remainder of 2014. The Bay Area is a top region for new business generation in the U.S. This acquisition will solidify our West Coast presence and further reinforce NGKF’s position as a dominant industry force that offers clients the full range of commercial real estate services provided by best-in-class brokers in multiple disciplines and geographies.

[6]	“Newmark Grubb Knight Frank” is synonymous in this release with “NGKF” or “Real Estate Services.”
[7]	Excluding the impact of any acquisitions or significant hires completed or closed in 2014.

“We are also excited to announce that NGKF’s Global Healthcare Services team was awarded the contract to provide real estate services for Ascension, the largest not-for-profit health system in the United States. With 131 hospitals throughout 23 states and the District of Columbia, Ascension’s portfolio comprises approximately 65 million square feet nationwide. Ascension is moving its real estate holdings to a more unified national organization structure, and chose NGKF in order to achieve efficiency, savings and improved quality of care, as well as to adjust to changes in the healthcare market. Our agreement covers Tenant Advisory, Landlord Advisory and Disposition, Lease Administration, Portfolio Optimization, and real estate cost reduction strategies and implementation.”

Dividend Declaration and Repurchase Authorization

On July 30, 2014, BGC Partners’ Board of Directors declared a quarterly cash dividend of $0.12 per share payable on September 5, 2014 to Class A and Class B common stockholders of record as of August 22, 2014. The ex-dividend date will be August 20, 2014. The Board also authorized a total stock and unit repurchase and redemption program of $250 million.

Consolidated Revenues

Unless otherwise stated, all results provided in this document compare the second quarter of 2014 with the year-earlier period. Certain numbers in the tables throughout this document may not add up due to rounding. In addition, certain figures have been adjusted for prior periods in order to conform to current reporting methodology. These adjustments had no impact on segment or consolidated revenues or income for either GAAP or distributable earnings.

Highlights of Consolidated Revenues ($ millions)	2Q14	2Q13	Change
Brokerage revenues for distributable earnings	$366.5	$411.0	(10.8)%
Total distributable earnings revenues	430.3	471.1	(8.7)%
GAAP brokerage revenues	364.4	410.2	(11.2)%
GAAP total revenues	417.6	1,193.2	(65.0)%

GAAP revenues for the year-earlier period included the $723.1 million gain on divestiture related to the NASDAQ OMX transaction.

Financial Services Segment Results8

There was no difference in brokerage revenues between GAAP and distributable earnings for the segment. A portion of the annual share earn-out related to the NASDAQ OMX transaction was included in the calculation of distributable earnings for the second quarter of 2014 as “other revenue” in the segment. This amount was adjusted to reflect certain mark-to-market movements. The bulk of the revenues related to this earn-out were recognized under GAAP in the third quarter of 2013. The below tables show certain segment distributable earnings items excluding eSpeed, followed by the segment’s actual results for both GAAP and distributable earnings.

[8]	See the tables in this document with “Segment Results” in the titles for more information on BGC’s results by segment.

Select Financial Services Segment Results, Excluding eSpeed ($ millions)	2Q14	2Q13	Change
Rates (excluding eSpeed)	$104.7	$122.8	(14.7)%
Market data & software solutions for distributable earnings (excluding eSpeed)	2.2	1.7	29.7%
Interest and other revenue for distributable earnings (includes NASDAQ OMX earn-out)	12.8	0.3	4508.9%
Total revenues for distributable earnings (excluding eSpeed)	271.5	293.4	(7.5)%
Pre-tax distributable earnings (excluding eSpeed)	49.9	42.2	18.2%
Pre-tax distributable earnings as a percent of revenues (excluding eSpeed)	18.4%	14.4%

Financial Services Segment Results ($ millions)	2Q14	2Q13	Change
Rates (including eSpeed)	$104.7	$138.3	(24.3)%
Credit	58.9	67.3	(12.5)%
Foreign Exchange	49.3	60.7	(18.8)%
Equities and Other Asset Classes	43.6	40.7	7.2%
Market data, software solutions, interest, and other revenue for distributable earnings (including NASDAQ OMX earn-out and eSpeed)	15.0	9.3	60.9%

Total revenues for distributable earnings	271.5	$316.3	(14.2)%
GAAP market data, software solutions, interest and other revenue	5.6	9.3	(39.9)%

GAAP total revenues	262.1	$316.3	(17.1)%
Pre-tax distributable earnings	49.9	56.4	(11.5)%
Pre-tax distributable earnings as a percent of revenues	18.4%	17.8%
GAAP income from operations before taxes	40.5	56.4	(28.2)%
GAAP income from operations before taxes as a percent of revenues	15.4%	17.8%

Results for Financial Services reflect lower front office headcount as the Company reduced a number of under-performing brokers in order to increase profitability. Results were also impacted by the sale of eSpeed, which generated $22.9 million in revenues and $14.2 million of pre-tax distributable earnings in the segment during the second quarter of 2013. The increase in Equities and Other Asset Classes reflected strong gains from BGC’s energy and commodities desks, partially offset by lower industry-wide equity derivatives volumes in Europe and the U.S. The decline in Rates revenue reflected the eSpeed sale as well as lower global interest rate activity. Overall Credit revenues declined mainly due to lower overall industry-wide inter-dealer activity in credit derivatives, investment-grade corporate bonds, mortgage bonds, and asset-backed bonds. BGC’s Foreign Exchange results reflected historically low global volatility and certain regulatory issues affecting many of the Company’s bank customers.

BGC’s technology-based revenues in the Financial Services segment are detailed below. The table breaks out results in the segment for those businesses that are still part of BGC and those for eSpeed.

Technology-Based Revenues in Financial Services Segment
($ millions)	2Q14	2Q13	Change
eSpeed revenues related to fully electronic trading[9]	$0.0	$18.4	(100.0)%
eSpeed market data and software solutions	$0.0	4.5	(100.0)%
Total eSpeed technology-based revenues	$0.0	22.9	(100.0)%
BGC retained fully electronic trading businesses	20.4	20.2	0.6%
BGC retained market data and software solutions	2.2	1.7	29.8%
Total retained technology-based revenues	22.6	21.9	2.9%

The increase in retained technology-based revenues for the quarter was due mainly to growth from the brokerage of fully electronic Credit and Spot FX as well as higher market data revenues. This was partially offset by a decline in revenues from e-brokered foreign exchange derivatives, which reflected regulatory issues and low volatility affecting the global FX markets. Excluding eSpeed, revenues from BGC’s higher margin technology-based products were 8.3 percent of the segment’s revenues, an improvement when compared with 7.5 percent.

Real Estate Services Segment Results

Real Estate Services Segment Results for Distributable Earnings
($ millions)	2Q14	2Q13	Change
Brokerage revenues for distributable earnings	$110.0	$104.0	5.8%
Management services and other revenues for distributable earnings	39.1	39.9	(1.9)%

Total revenues for distributable earnings	149.1	143.9	3.6%
Pre-tax distributable earnings	15.5	11.1	38.7%
Pre-tax distributable earnings as a percent of revenues	10.4%	7.7%

GAAP Real Estate Revenues Segment Results
($ millions)	2Q14	2Q13	Change
GAAP brokerage revenues	$107.9	$103.2	4.6%
GAAP management services and other revenues	39.1	39.9	(1.9)%

Total GAAP revenues	147.0	143.1	2.8%
GAAP income from operations before taxes	4.7	9.3	(49.2)%
GAAP income from operations before taxes as a percent of revenues	3.2%	6.5%

NGKF’s performance was driven by growth from its leasing and consulting businesses, increased operating efficiencies resulting from the successful integration of previous acquisitions, and continued improvements in broker productivity.

[9]	This includes fully electronic brokerage revenues of $15.5 million for the second quarter of 2013 and associated fees from related parties of $2.9 million. Outside of the segment, $0.9 million of eSpeed fees from related parties were classified as “Corporate” revenues.

Consolidated Expenses

Consolidated Expenses
($ millions)	2Q14	2Q13	Change
Compensation and employee benefits for distributable earnings	$262.9	$287.7	(8.6)%
Non-compensation expenses for distributable earnings	114.4	129.6	(11.7)%

Total expenses for distributable earnings	377.3	417.3	(9.6)%
Compensation and employee benefits under GAAP[10]	264.3	448.7	(41.1)%
Non-compensation expenses under GAAP	115.9	173.2	(33.0)%
Total expenses under GAAP[11]	402.7	984.9	(59.1)%
Non-compensation as a percent of total distributable earnings revenues	26.6%	27.5%
Non-compensation as a percent of total GAAP revenues	27.8%	14.5%
Compensation and employee benefits as a percent of total revenues for distributable earnings	61.1%	61.1%
Compensation and employee benefits as a percent of total revenues under GAAP	63.3%	37.6%

Total expenses for GAAP in the year-earlier period included non-cash, non-dilutive GAAP compensation charges of $464.6 million related to the redemption of partnership units, issuance of restricted shares, and the reduction of compensation-related partnership loans. The decrease in overall expenses for both GAAP and Distributable Earnings was also due largely to the Company’s ongoing expense reduction program, as well as to lower Financial Services revenues. BGC’s effective tax rate for distributable earnings was 15.0 percent for the second quarter of 2014 compared with 14.5 percent.

Consolidated Income and Share Count

Consolidated Income
($ millions except per share data)	2Q14	2Q13	Change
Pre-tax distributable earnings	$53.0	$53.8	(1.6)%
Post-tax distributable earnings	43.5	44.9	(3.2)%
GAAP income from operations before income taxes	14.9	208.3	(92.8)%
GAAP net income for fully diluted shares	11.1	69.9	(84.1)%
Post-tax distributable earnings per fully diluted share	0.13	0.13	0.0%
GAAP net income per fully diluted share	0.03	0.18	(83.3)%

BGC had a fully diluted weighted-average share count of 366.7 million in the second quarter of 2014 for distributable earnings and 326.6 million under GAAP. This compares with 378.1 million for both GAAP and distributable earnings a year earlier. The GAAP share count was lower because it excluded certain share equivalents in order to avoid anti-dilution.

[10]	This amount is before the GAAP line item “allocation of net income and grant of exchangeability to LPUs and FPUs.”
[11]	Includes “allocation of net income and grant of exchangeability to LPUs and FPUs.”

The share count was reduced in-part by the redemption and repurchase of 13.2 million shares and units at a cost to BGC of $82.9 million over the twelve months ended June 30, 2014. This was partially offset by issuances related to employee equity compensation as well as to new hires and acquisitions.

As of June 30, 2014, the Company’s fully diluted share count was 366.9 million, assuming conversion of the Convertible Senior Notes into 40.1 million shares.

Front Office Statistics

Revenue-Generating Headcount Data	2Q14	2Q13	Change
Financial Services	1,519	1,587	(4)%
NGKF	879	898	(2)%

Total	2,398	2,485	(4)%

Front Office Productivity	2Q14	2Q13	Change
Financial Services average distributable earnings revenue per broker/salesperson (excluding eSpeed)	$172,000	$185,000	(7)%
Financial Services average distributable earnings revenue per broker/salesperson	$172,000	$198,000	(13)%
NGKF average distributable earnings revenue per broker/salesperson	$125,000	$116,000	8%
Total company average distributable earnings revenue per broker/salesperson (excluding eSpeed)	$155,000	$160,000	(3)%
Total company average distributable earnings revenue per broker/salesperson	$155,000	$168,000	(8)%

The Real Estate figures are based on brokerage revenues, leasing and capital markets brokers, and exclude appraisers and both revenues and staff in management services and “other.”

The Financial Services calculations in the above table include revenues from “total brokerage revenues,” “market data,” “software solutions,” and the portion of “fees from related parties” related to fully electronic trading. The Financial Services calculation also includes an average of 14 eSpeed salespeople and $22.9 million in associated segment revenues for the second quarter of 2013. Additional eSpeed revenues recorded as part of corporate items were not included in this calculation. The average revenues for all producers are approximate and based on the total revenues divided by the weighted-average number of salespeople and brokers for the period.

Consolidated Balance Sheet

As of June 30, 2014, the Company’s cash position, which it defines as “cash and cash equivalents,” “marketable securities,” and unencumbered “securities owned” held for liquidity purposes was $644.2 million; notes payable and collateralized borrowings, and notes payable to related parties were $409.1 million; book value per common share was $1.90; and total capital, which BGC Partners defines as “redeemable partnership interest,” “noncontrolling interest in subsidiaries,” and “total stockholders’ equity,” was $701.7 million. In comparison, as of December 31, 2013, the Company’s cash position was $795.0 million; notes payable and collateralized borrowings, and notes payable to related parties were $408.4 million; book value per common share was $2.15; and total capital was $769.7 million.

BGC’s cash position decreased from year-end 2013 primarily due to cash used to pay taxes in the first quarter of 2014, approximately $56.3 million used to reduce fully diluted share count by 8.1 million in the first half of 2014, and cash used for the HEAT and Remate acquisitions.

Third Quarter 2014 Outlook Compared with Third Quarter 2013 Results

•	The Company expects distributable earnings revenues to be between approximately $410 million and $435 million, compared with $414.4 million.

•	BGC Partners expects pre-tax distributable earnings to increase by between approximately 39 percent and 60 percent and to be in the range of $52 million to $60 million, versus $37.4 million.

•	The Company anticipates its effective tax rate for distributable earnings to be approximately 15 percent, compared with 14.5 percent.[12]

This guidance assumes that the Cornish & Carey acquisition closes in the middle of August, 2014. BGC intends to update its third quarter outlook around the end of September, 2014.

Differences between Consolidated Results for Distributable Earnings and GAAP

The $723.1 million one-time gain associated with the NASDAQ OMX transaction was not included in revenues for distributable earnings for the second quarter of 2013, nor was another $1.0 million gain with respect to acquisitions, dispositions and resolutions of litigation.

Second quarter 2014 distributable earnings revenues include $11.1 million related to the NASDAQ OMX earn-out and associated mark-to-market movements, compared with $1.7 million mark-to-market gain recognized under GAAP for the same period.

Second quarter 2014 and second quarter 2013 GAAP revenues were reduced by $1.3 million and $1.2 million, respectively, due to BGC’s equity investments in other companies. These non-cash equity losses were not included in revenues for distributable earnings.

Second quarter 2014 and second quarter 2013 Real Estate Services brokerage revenues for distributable earnings include the collection of $2.1 million and $0.8 million of cash, respectively, which represents the acquisition date fair value of certain receivables. Second quarter 2014 and second quarter 2013 consolidated compensation and employee benefits for distributable earnings also include credits of less than $0.1 million and $0.5 million, respectively, in related compensation and other expense. These items would have been recognized as GAAP revenues and expenses other than for the effect of acquisition accounting.

The difference between second quarter 2014 compensation expenses as calculated for GAAP and distributable earnings consisted of $22.4 million in non-cash charges related to the allocation of net income and grants of exchangeability to limited partnership units and FPUs and non-cash, non-dilutive GAAP compensation charges of $1.4 million.

The difference between second quarter 2013 compensation and employee benefits as calculated for GAAP and distributable earnings was due primarily to $464.6 million in charges related to the following non-cash, non-dilutive items:

•	The redemption of units;

[12]	BGC’s post-tax distributable earnings per share calculations assume either that the fully diluted share count includes the shares related to the dilutive instruments, such as the Convertible Senior Notes, but excludes the associated interest expense when the impact would be dilutive, or that the fully diluted share count excludes the shares related to these instruments, but includes the associated interest expense. In the third quarter of 2014, the pre-tax interest expense associated with the Convertible Senior Notes is expected to be $6.3 million while the post-tax interest expense is expected to be $5.3 million, and the associated weighted-average share count is expected to be $40.2 million, all based on distributable earnings.

•	The issuance of Class A common restricted shares; and

•	A charge with respect to a loan reserve, which represents the grossed-up amount related to the reduction of “loans, forgivable loans and other receivables from employees and partners, net” on the Company’s balance sheet.

The difference between second quarter 2013 compensation expenses as calculated for GAAP and distributable earnings also included $59.0 million in non-cash charges related to the allocation of net income and grants of exchangeability to limited partnership units and FPUs.

The difference between non-compensation expenses in the second quarter of 2014 as calculated for GAAP and distributable earnings was due to $1.5 million in charges with respect to acquisitions, dispositions and/or resolutions of litigation, and other non-cash, non-dilutive, and/or non-economic items. BGC’s calculation of pre-tax distributable earnings for the second quarter of 2013 excluded certain non-compensation GAAP items which in total equaled a credit of $681.1 million dollars. These items consisted of the following:

•	The $723.1 million gain related the eSpeed sale discussed above as part of the revenue reconciliation;

•	A non-cash reserve related to a commitment to make future charitable contributions with respect to future annual 9/11 BGC Charity days; and

•	Other charges or gains with respect to acquisitions, dispositions, and/or resolutions of litigation.

For the second quarter of 2014 distributable earnings per share calculations include 40.1 million of weighted-average shares related to BGC’s Convertible Senior Notes but exclude the associated interest expense, net of tax, of $5.3 million. BGC’s GAAP earnings per share calculation for the second quarter of 2014 exclude shares related to certain share equivalents and include the related interest expense, net of tax, in order to avoid anti-dilution.

Conference Call and Investor Presentation

The Company will host a conference call today, July 31, 2014, at 10:00 a.m. ET to discuss these results. A webcast of the call, along with an investor presentation summarizing the Company’s distributable earnings results, will be accessible via webcast:

WHO:	BGC Partners, Inc. (NASDAQ: BGCP)
WHAT:	Second Quarter 2014 financial results conference call
WHEN:	Thursday, July 31, 2014 at 10:00 a.m. ET
WHERE:	The “Investor Relations” section at http://www.bgcpartners.com
HOW:	A listing of minimum system requirement can be found here:

An audio replay of the conference call is expected to be accessible at the “Investor Relations” section of http://www.bgcpartners.com within 24 hours of the live call for 365 days following the call. Additionally, call participants may dial in with the following information:

LIVE CALL:
Date - Start Time: U.S. Dial In: International Dial In: Passcode:	7/31/2014 10:00 AM ET 1 (888) 895-5271 (+1) (847) 619-6547 37649748

REPLAY:
Available From – To: U.S. Dial In: International Dial In: Passcode:	7/31/2014 12:30 PM ET – 8/08/2014 11:59 PM ET 1 (888) 843-7419 (+1) (630) 652-3042 37649748#

(Note: If clicking on the above links does not open up a new web page, you may need to cut and paste the above urls into your browser’s address bar.)

Distributable Earnings Defined

BGC Partners uses non-GAAP financial measures including “revenues for distributable earnings,” “pre-tax distributable earnings” and “post-tax distributable earnings,” which are supplemental measures of operating performance that are used by management to evaluate the financial performance of the Company and its subsidiaries. BGC Partners believes that distributable earnings best reflect the operating earnings generated by the Company on a consolidated basis and are the earnings which management considers available for distribution to BGC Partners, Inc. and its common stockholders, as well as to holders of BGC Holdings partnership units during any period.

As compared with “income (loss) from operations before income taxes,” “net income (loss) for fully diluted shares,” and “fully diluted earnings (loss) per share,” all prepared in accordance with GAAP, distributable earnings calculations primarily exclude certain non-cash compensation and other expenses which generally do not involve the receipt or outlay of cash by the Company, which do not dilute existing stockholders, and which do not have economic consequences, as described below. In addition, distributable earnings calculations exclude certain gains and charges that management believes do not best reflect the ordinary operating results of BGC.

Revenues for distributable earnings are defined as GAAP revenues excluding the impact of BGC Partners, Inc.’s non-cash earnings or losses related to its equity investments, such as in Aqua Securities, L.P. and ELX Futures, L.P., and its holding company general partner, ELX Futures Holdings LLC. Revenues for distributable earnings include the collection of receivables which would have been recognized for GAAP other than for the effect of acquisition accounting. Revenues for distributable earnings also exclude certain one-time or unusual gains that are recognized under GAAP, because the Company does not believe such gains are reflective of its ongoing, ordinary operations.

Pre-tax distributable earnings are defined as GAAP income (loss) from operations before income taxes excluding items that are primarily non-cash, non-dilutive, and non-economic, such as:

•	Non-cash stock-based equity compensation charges for REUs granted or issued prior to the merger of BGC Partners, Inc. with and into eSpeed, as well as post-merger non-cash, non-dilutive equity-based compensation related to partnership unit exchange or conversion.

•	Allocations of net income to founding/working partner and other limited partnership units, including REUs, RPUs, PSUs, LPUs, and PSIs.

•	Non-cash asset impairment charges, if any.

Distributable earnings calculations also exclude charges related to purchases, cancellations or redemptions of partnership interests and certain unusual, one-time, or non-recurring items, if any.

“Compensation and employee benefits” expense for distributable earnings will also include broker commission payouts relating to the aforementioned collection of receivables.

BGC’s definition of distributable earnings also excludes certain gains and charges with respect to acquisitions, dispositions, or resolutions of litigation. This exclusion pertains to the one-time gain related to the NASDAQ OMX transaction. Management believes that excluding these gains and charges best reflects the operating performance of BGC. However, because NASDAQ OMX is expected to pay BGC in an equal amount of stock on a regular basis for 15 years as part of the transaction, the payments associated with BGC’s receipt of such stock are expected to be included in the Company’s calculation of distributable earnings. To make quarter-to-quarter comparisons more meaningful, one-quarter of the annual contingent earn-out amount will be included in the Company’s calculation of distributable earnings each quarter as “other revenues.”

Since distributable earnings are calculated on a pre-tax basis, management intends to also report “post-tax distributable earnings” and “post-tax distributable earnings per fully diluted share”:

•	“Post-tax distributable earnings” are defined as pre-tax distributable earnings adjusted to assume that all pre-tax distributable earnings were taxed at the same effective rate.

•	“Post-tax distributable earnings per fully diluted share” are defined as post-tax distributable earnings divided by the weighted-average number of fully diluted shares for the period.

BGC’s distributable earnings per share calculations assume either that:

•	The fully diluted share count includes the shares related to the dilutive instruments, such as the Convertible Senior Notes, but excludes the associated interest expense, net of tax, when the impact would be dilutive; or

•	The fully diluted share count excludes the shares related to these instruments, but includes the associated interest expense, net of tax.

Each quarter, the dividend to common stockholders is expected to be determined by the Company’s Board of Directors with reference to post-tax distributable earnings per fully diluted share. In addition to the Company’s quarterly dividend to common stockholders, BGC Partners expects to pay a pro-rata distribution of net income to BGC Holdings founding/working partner and other limited partnership units, including REUs, RPUs, LPUs, PSUs and PSIs, and to Cantor for its noncontrolling interest. The amount of all of these payments is expected to be determined using the above definition of pre-tax distributable earnings per share.

Certain employees who are holders of RSUs are granted pro-rata payments equivalent to the amount of dividends paid to common stockholders. Under GAAP, a portion of the dividend equivalents on RSUs is required to be taken as a compensation charge in the period paid. However, to the extent that they represent cash payments made from the prior period’s distributable earnings, they do not dilute existing stockholders and are therefore excluded from the calculation of distributable earnings.

Distributable earnings is not meant to be an exact measure of cash generated by operations and available for distribution, nor should it be considered in isolation or as an alternative to cash flow from operations or GAAP net income (loss). The Company views distributable earnings as a metric that is not necessarily indicative of liquidity or the cash available to fund its operations.

Pre- and post-tax distributable earnings are not intended to replace the Company’s presentation of GAAP financial results. However, management believes that they help provide investors with a clearer understanding of BGC Partners’ financial performance and offer useful information to both management and investors regarding certain financial and business trends related to the Company’s financial condition and results of operations. Management believes that distributable earnings and the GAAP measures of financial performance should be considered together.

Management does not anticipate providing an outlook for GAAP “revenues,” “income (loss) from operations before income taxes,” “net income (loss) for fully diluted shares,” and “fully diluted earnings (loss) per share,” because the items previously identified as excluded from pre-tax distributable earnings and post-tax distributable earnings are difficult to forecast. Management will instead provide its outlook only as it relates to revenues for distributable earnings, pre-tax distributable earnings and post-tax distributable earnings.

For more information on this topic, please see the tables in this document entitled “Reconciliation of Revenues Under GAAP and Distributable Earnings,” and “Reconciliation of GAAP Income to Distributable Earnings” which provide a summary reconciliation between pre- and post-tax distributable earnings and the corresponding GAAP measures for the Company in the periods discussed in this document.

Adjusted EBITDA Defined

BGC also provides an additional non-GAAP financial measure, “adjusted EBITDA,” which it defines as GAAP income from operations before income taxes, adjusted to add back interest expense as well as the following non-cash items:

•	Employee loan amortization;

•	Fixed asset depreciation and intangible asset amortization;

•	Non-cash impairment charges;

•	Charges relating to grants of exchangeability to limited partnership interests;

•	Charges related to redemption of units;

•	Charges related to issuance of restricted shares; and

•	Non-cash earnings or losses related to BGC’s equity investments, such as in Aqua Securities, L.P. and ELX Futures, L.P., and its holding company general partner, ELX Futures Holdings LLC.

The Company’s management believes that this measure is useful in evaluating BGC’s operating performance compared to that of its competitors, because the calculation of adjusted EBITDA generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which would include impairment charges of goodwill and intangibles created from acquisitions. Such items may vary for different companies for reasons unrelated to overall operating performance. As a result, the Company’s management uses these measures to evaluate operating performance and for other discretionary purposes. BGC believes that adjusted EBITDA is useful to investors to assist them in getting a more complete picture of the Company’s financial results and operations.

Since adjusted EBITDA is not a recognized measurement under GAAP, when analyzing BGC’s operating performance, investors should use adjusted EBITDA in addition to GAAP measures of net income. Because not all companies use identical EBITDA calculations, the Company’s presentation of adjusted EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, adjusted EBITDA is not intended to be a measure of free cash flow, because adjusted EBITDA does not consider certain cash requirements such as tax and debt service payments.

For a reconciliation of adjusted EBITDA to GAAP income from operations before income taxes, the most comparable financial measure calculated and presented in accordance with GAAP, see the section of this document titled “Reconciliation of GAAP Income to Adjusted EBITDA (and Comparison to Pre-Tax Distributable Earnings.)”

About BGC Partners, Inc.

BGC Partners is a leading global brokerage company servicing the financial and real estate markets. Products include fixed income securities, interest rate swaps, foreign exchange, equities, equity derivatives, credit derivatives, commercial real estate, commodities, futures, and structured products. BGC also provides a wide range of services, including trade execution, broker-dealer services, clearing, processing, information, and other back-office services to a broad range of financial and non-financial institutions. Through its BGC Trader and BGC Market Data brands, BGC offers financial technology solutions, market data, and analytics related to numerous financial instruments and markets. Through the Newmark Grubb Knight Frank brand, the Company offers a wide range of commercial real estate services including leasing and corporate advisory, investment sales and financial services, consulting, project and development management, and property and facilities management. BGC’s customers include many of the world’s largest banks, broker-dealers, investment banks, trading firms, hedge funds, governments, corporations, property owners, real estate developers, and investment firms. BGC Partners is led by Chairman and Chief Executive Officer Howard W. Lutnick. For more information, please visit www.bgcpartners.com.

BGC, BGC Trader, Grubb & Ellis, Grubb and Newmark are trademarks and service marks of BGC Partners, Inc. and its affiliates. Knight Frank is a service mark of Knight Frank Limited Corp., used with permission.

Discussion of Forward-Looking Statements by BGC Partners

Statements in this document regarding BGC Partners’ business that are not historical facts are “forward-looking statements” that involve risks and uncertainties. Except as required by law, BGC undertakes no obligation to release any revisions to any forward-looking statements. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see BGC’s Securities and Exchange Commission filings, including, but not limited to, the risk factors set forth in our public filings, including our most recent Form 10-K and any updates to such risk factors contained in subsequent Form 10-Q or Form 8-K filings.

Excel versions of the financial tables, which may include additional periods, are available in the HTML version of this release at http://ir.bgcpartners.com.

BGC PARTNERS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(in thousands, except per share data)

(unaudited)

	June 30,	December 31,
	2014	2013
Assets
Cash and cash equivalents	$558,192	$716,919
Cash segregated under regulatory requirements	15,821	8,687
Securities owned	35,779	33,119
Marketable securities	50,260	45,002
Receivables from broker-dealers, clearing organizations, customers and related broker-dealers	812,844	349,915
Accrued commissions receivable, net	275,949	265,920
Loans, forgivable loans and other receivables from employees and partners, net	154,891	142,769
Fixed assets, net	116,645	127,615
Investments	21,065	17,703
Goodwill	184,237	163,339
Other intangible assets, net	17,219	18,180
Receivables from related parties	10,877	15,211
Other assets	198,634	174,984

Total assets	$2,452,413	$2,079,363

Liabilities, Redeemable Partnership Interest, and Equity
Accrued compensation	$201,907	$187,855
Securities sold, not yet purchased	3,683	2,031
Payables to broker-dealers, clearing organizations, customers and related broker-dealers	742,800	303,549
Payables to related parties	19,264	15,382
Accounts payable, accrued and other liabilities	373,869	392,525
Notes payable and collateralized borrowings	259,148	258,356
Notes payable to related parties	150,000	150,000

Total liabilities	1,750,671	1,309,698
Redeemable partnership interest	68,066	66,918
Equity
Stockholders’ equity:
Class A common stock, par value $0.01 per share; 500,000 shares authorized; 211,956 and 202,671 shares issued at June 30, 2014 and December 31, 2013, respectively; and 184,001 and 181,583 shares outstanding at June 30, 2014 and December 31, 2013, respectively	2,120	2,027
Class B common stock, par value $0.01 per share; 100,000 shares authorized; 34,848 shares issued and outstanding at June 30, 2014 and December 31, 2013, convertible into Class A common stock	348	348
Additional paid-in capital	772,501	745,678
Contingent Class A common stock	9,367	12,051
Treasury stock, at cost: 27,955 and 21,088 shares of Class A common stock at June 30, 2014 and December 31, 2013, respectively	(157,821)	(121,753)
Retained deficit	(204,812)	(167,923)
Accumulated other comprehensive loss	(5,981)	(6,060)

Total stockholders’ equity	415,722	464,368
Noncontrolling interest in subsidiaries	217,954	238,379

Total equity	633,676	702,747

Total liabilities, redeemable partnership interest and equity	$2,452,413	$2,079,363

BGC PARTNERS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Revenues:
Commissions	$291,666	$324,832	$595,264	$623,536
Principal transactions	72,751	85,349	152,258	173,346

Total brokerage revenues	364,417	410,181	747,522	796,882
Real estate management services	38,835	39,823	78,661	79,161
Fees from related parties	7,967	12,242	14,999	25,390
Market data	1,492	3,643	3,126	7,768
Software solutions	703	2,530	1,404	5,096
Interest income	1,925	1,651	3,997	3,199
Other revenues	3,530	1,174	11,726	2,005
Gain on divestiture and sale of investments	—	723,147	—	723,147
Losses on equity investments	(1,288)	(1,224)	(3,563)	(4,512)

Total revenues	417,581	1,193,167	857,872	1,638,136
Expenses:
Compensation and employee benefits	264,318	448,686	539,617	727,494
Allocations of net income and grant of exchangeability to limited partnership units and FPUs	22,402	363,077	53,725	381,099

Total compensation and employee benefits	286,720	811,763	593,342	1,108,593
Occupancy and equipment	35,701	37,340	76,622	76,567
Fees to related parties	2,133	2,286	3,940	5,129
Professional and consulting fees	10,156	11,367	21,245	26,308
Communications	21,312	22,755	41,770	47,096
Selling and promotion	18,255	23,239	36,280	43,554
Commissions and floor brokerage	5,575	6,397	9,781	12,168
Interest expense	9,230	9,989	18,565	19,689
Other expenses	13,584	59,780	30,166	77,084

Total non-compensation expenses	115,946	173,153	238,369	307,595

Total expenses	402,666	984,916	831,711	1,416,188
Income from operations before income taxes	14,915	208,251	26,161	221,948
Provision for income taxes	3,600	78,711	4,344	81,806

Consolidated net income	$11,315	$129,540	$21,817	$140,142

Less: Net income attributable to noncontrolling interest in subsidiaries	3,714	95,074	6,208	98,678

Net income available to common stockholders	$7,601	$34,466	$15,609	$41,464

Per share data:
Basic earnings per share
Net income available to common stockholders	$7,601	$34,466	$15,609	$41,464

Basic earnings per share	$0.03	$0.20	$0.07	$0.25

Basic weighted-average shares of common stock outstanding	220,770	171,758	220,689	167,515

Fully diluted earnings per share
Net income for fully diluted shares	$11,105	$69,944	$22,663	$89,485

Fully diluted earnings per share	$0.03	$0.18	$0.07	$0.24

Fully diluted weighted-average shares of common stock outstanding	326,586	378,092	324,300	367,582

Dividends declared per share of common stock	$0.12	$0.12	$0.24	$0.24

Dividends declared and paid per share of common stock	$0.12	$0.12	$0.24	$0.24

BGC Partners, Inc.

DISTRIBUTABLE EARNINGS AND KEY METRICS

(in thousands, except per share data)

(unaudited)

	Q2 2014	Q2 2013
Revenues: (a)
Brokerage revenues:
Rates	$104,677	$138,299
Credit	58,923	67,343
Foreign exchange	49,279	60,692
Equities and other asset classes	43,637	40,692
Real estate (b)	109,954	103,962

Total brokerage revenues	366,470	410,988
Market data and software solutions	2,195	6,173
Real estate management services	38,835	39,823
Fees from related parties, interest and other revenues (c)	22,811	14,117

Total revenues	430,311	471,102

Expenses:
Compensation and employee benefits (d)	262,880	287,673
Other expenses (e)	114,433	129,594

Total expenses	377,313	417,267

Pre-tax distributable earnings, before noncontrolling interest in subsidiaries and taxes	$52,997	$53,835

Noncontrolling interest in subsidiaries (f)	1,540	1,090
Provision for income taxes	7,950	7,806

Post-tax distributable earnings to fully diluted shareholders	$43,508	$44,939

Earnings per share:
Fully diluted pre-tax distributable earnings per share (g)	$0.16	$0.16

Fully diluted post-tax distributable earnings per share (g)	$0.13	$0.13

Fully diluted weighted-average shares of common stock outstanding	366,674	378,092
Total revenues	$430,311	$471,102
Total compensation expense	$262,880	$287,673
Compensation expense as a percent of revenues	61.1%	61.1%
Non-compensation expense as a percent of revenues	26.6%	27.5%
Pre-tax distributable earnings margins (on distributable earnings revenues)	12.3%	11.4%
Post-tax distributable earnings margins (on distributable earnings revenues)	10.1%	9.5%
Effective tax rate	15.0%	14.5%

Notes and Assumptions

(a)	Q2 2013 revenues exclude the one-time gain associated with the NASDAQ OMX transaction.
(b)	Real estate brokerage revenue includes revenue related to the collection of receivables which would have been recognized for GAAP other than for the effect of acquisition accounting.
(c)	Q2 2014 includes $11.1 million of earn-out revenue associated with the NASDAQ OMX transaction.
(d)	Compensation and employee benefits exclude charges associated with: the grant of exchangeability to limited partnership units; redemption of partnership units and issuance of restricted shares and compensation related partnership loans; and allocations of net income to founding/working partner units and limited partnership units. Compensation and employee benefits include compensation associated with real estate brokerage revenues related to the collection of receivables which would have been recognized for GAAP other than for the effect of acquisition accounting.
(e)	Other expenses exclude certain charges with respect to acquisitions, dispositions and resolutions of litigation; non-cash charges on acquired receivables; and charges related to other non-cash, non-dilutive, and / or non-economic items.
(f)	Represents the noncontrolling interest allocation associated with joint ownership of our administrative services company (Tower Bridge), Epsilon and our Real Estate affiliated entities.
(g)	On April 1, 2010, BGC Partners issued $150 million in 8.75 percent Convertible Senior Notes due 2015. On July 29, 2011, BGC Partners issued $160 million in 4.50 percent Convertible Senior Notes due 2016. The distributable earnings per share calculations for the quarters ended June 30, 2014 and 2013 include an additional 40.1 million and 39.8 million shares, respectively, underlying these Notes. The distributable earnings per share calculations exclude the interest expense, net of tax, associated with these Notes.

Note: Certain numbers may not add due to rounding.

BGC Partners, Inc.

Segment Disclosure—2014Q2 vs 2013Q2

($ in thousands)

(unaudited)

2014 Q2

	Financial Services	Real Estate Services	Corporate Items	Distributable Earnings	DE Adjustments	US GAAP Total
Total revenues	$271,500	$149,092	$9,719	$430,311	$(12,730)	$417,581
Total expenses	221,630	133,629	22,053	377,313	25,354	402,666

Pre-tax distributable earnings, before noncontrolling interests and taxes (1) (2)	$49,870	$15,463	$(12,334)	$52,997	$(38,084)	$14,915

Pre-tax margin	18.4%	10.4%	NMF	12.3%

2013 Q2

	Financial Services	Real Estate Services	Corporate Items	Distributable Earnings	DE Adjustments	US GAAP Total
Total revenues	$316,338	$143,878	$10,886	$471,102	$722,065	$1,193,167
Total expenses	259,977	132,732	24,558	417,267	567,649	984,916

Pre-tax distributable earnings, before noncontrolling interests and taxes (2)	$56,361	$11,146	$(13,672)	$53,835	$154,416	$208,251

Pre-tax margin	17.8%	7.7%	NMF	11.4%

(1)	For the three months ended June 30, 2014, the Financial Services segment’s pre-tax distributable earnings, before noncontrolling interests and taxes includes $9.4 million related to the earn-out portion of the NASDAQ OMX transaction consideration and related hedging transactions.
(2)	For the three months ended June 30, 2014, the Real Estate Services segment income (loss) from operations before income taxes includes $2.2 million related to the collection of receivables and associated expenses that were recognized at fair value as part of acquisition accounting.

Note:	Certain numbers may not add due to rounding.

BGC Partners, Inc.

Reconciliation of GAAP Income to Adjusted EBITDA

(and Comparison to Pre-Tax Distributable Earnings)

(in thousands) (unaudited)

	Q2 2014	Q2 2013
GAAP Income from continuing operations before income taxes	$14,915	$208,251
Add back:
Employee loan amortization	7,194	10,223
Interest expense	9,230	9,989
Fixed asset depreciation and intangible asset amortization	10,789	12,284
Impairment of fixed assets	474	351
Exchangeability charges (1)	20,041	12,900
Redemption of partnership units, issuance of restricted shares and compensation related partnership loans	—	464,594
Losses on equity investments	1,288	1,224

Adjusted EBITDA	$63,931	$719,816

Pre-Tax distributable earnings	$52,997	$53,835

(1)	Represents non-cash, non-economic, and non-dilutive charges relating to grants of exchangeability to limited partnership units

BGC Partners, Inc.

RECONCILIATION OF REVENUES UNDER GAAP AND DISTRIBUTABLE EARNINGS

(in thousands)

(unaudited)

	Q2 2014	Q2 2013
GAAP Revenue	$417,581	$1,193,167
Adjustments:
Gain on divestiture	—	(723,147)
NASDAQ OMX Earn-out Revenue (1)	9,389	—
Other revenue with respect to acquisitions, dispositions, and resolutions of litigation	—	(950)
Non-cash losses related to equity investments	1,288	1,224
Real Estate purchased revenue	2,053	808

Distributable Earnings Revenue	$430,311	$471,102

(1)	$1.7 million recognized in Q2 2014 for GAAP and $11.1 million recognized for distributable earnings

BGC Partners, Inc.

RECONCILIATION OF GAAP INCOME TO DISTRIBUTABLE EARNINGS

(in thousands, except per share data)

(unaudited)

	Q2 2014	Q2 2013
GAAP income before income taxes	$14,915	$208,251
Pre-tax adjustments:
Non-cash losses related to equity investments, net	1,288	1,224
Real Estate purchased revenue, net of compensation and other expenses (a)	2,206	1,895
Redemption of partnership units, issuance of restricted shares and compensation—related partnership loans	—	464,594
Allocations of net income and grant of exchangeability to limited partnership units and FPUs	22,402	58,984
NASDAQ OMX earn-out revenue (b)	9,389	—
Gains and charges with respect to acquisitions, dispositions and / or resolutions of litigation, charitable contributions and other non-cash, non-dilutive, non-economic items	2,798	(681,114)

Total pre-tax adjustments	38,083	(154,416)
Pre-tax distributable earnings	$52,997	$53,835

GAAP net income available to common stockholders	$7,601	$34,466
Allocation of net income to Cantor’s noncontrolling interest in subsidiaries	2,174	93,984
Total pre-tax adjustments (from above)	38,083	(154,416)
Income tax adjustment to reflect effective tax rate	(4,350)	70,905

Post-tax distributable earnings	$43,508	$44,939

Pre-tax distributable earnings per share (c)	$0.16	$0.16

Post-tax distributable earnings per share (c)	$0.13	$0.13

Fully diluted weighted-average shares of common stock outstanding	366,674	378,092

Notes and Assumptions

(a)	Represents revenues related to the collection of receivables, net of compensation, and non-cash charges on acquired receivables, which would have been recognized for GAAP other than for the effect of acquisition accounting.
(b)	Distributable earnings for the second quarter of 2014 includes $9.4 million of adjustments associated with the NASDAQ OMX transaction. BGC recognized $1.7 million for GAAP and $11.1 million for distributable earnings for the quarter ended June 30, 2014.
(c)	On April 1, 2010, BGC Partners issued $150 million in 8.75 percent Convertible Senior Notes due 2015. On July 29, 2011, BGC Partners issued $160 million in 4.50 percent Convertible Senior Notes due 2016. The distributable earnings per share calculations for the quarters ended June 30, 2014 and 2013 include an additional 40.1 million and 39.8 million shares, respectively, underlying these Notes. The distributable earnings per share calculations exclude the interest expense, net of tax, associated with these Notes.

Note: Certain numbers may not add due to rounding.

BGC Partners, Inc. Quarterly Market Activity Report

The following table provides certain volume and transaction count information on BGC Partner’s fully electronic system for the periods indicated.

				% Change	% Change
	2Q13	1Q14	2Q14	1Q14 vs. 2Q14	2Q13 vs. 2Q14
Notional Volume (in $US billions)
Fully Electronic Rates*	12,678	795	742	(6.6%)	(94.1%)
eSpeed	12,001	—	—	0.0%	(100.0%)
Fully Electronic Rates excluding eSpeed	678	795	742	(6.6%)	9.5%
Fully Electronic FX**	1,603	2,039	2,459	20.6%	53.4%
Fully Electronic Credit**	135	282	288	2.0%	113.0%
Fully Electronic Equities & Other**	—	—	—	(40.7%)	(11.6%)
Total Fully Electronic Volume excluding eSpeed	2,416	3,116	3,489	12.0%	44.4%

Total Fully Electronic Volume	14,417	3,116	3,489	12.0%	(75.8%)
HYBRID***
Total Hybrid Volume	36,464	37,089	37,486	1.1%	2.8%
Total Hybrid & Fully Electronic Volume excluding eSpeed	38,880	40,205	40,975	1.9%	5.4%

Total Hybrid & Fully Electronic Volume	50,881	40,205	40,975	1.9%	(19.5%)

Transaction Count
Fully Electronic Rates*	5,144,265	51,583	53,890	4.5%	(99.0%)
eSpeed	5,095,095	—	—	0.0%	(100.0%)
Fully Electronic Rates excluding eSpeed	49,170	51,583	53,890	4.5%	9.6%
Fully Electronic FX**	1,345,001	1,708,190	2,047,010	19.8%	52.2%
Fully Electronic Credit**	11,764	20,957	20,506	(2.2%)	74.3%
Fully Electronic Equities & Other**	78	116	41	(64.7%)	(47.4%)
Total Fully Electronic Transactions excluding eSpeed	1,406,013	1,780,846	2,121,447	19.1%	50.9%

Total Fully Electronic Transactions	6,501,108	1,780,846	2,121,447	19.1%	(67.4%)
HYBRID
Total Hybrid Transactions	716,967	705,755	659,057	(6.6%)	(8.1%)
Total Hybrid and Fully Electronic Transactions excluding eSpeed	2,122,980	2,486,601	2,780,504	11.8%	31.0%

Total Hybrid and Fully Electronic Transactions	7,218,075	2,486,601	2,780,504	11.8%	(61.5%)

Trading Days	64	61	63

*	Defined as U.S. Treasuries, Canadian Sovereigns, European Government Bonds, Repos, Interest Rate Swaps, and Futures.
**	Defined as Foreign Exchange Derivatives and Spot Foreign Exchange (“FX”); Credit Derivatives, Asset-backed and Corporate Bonds (“Credit); Commodity Derivatives , and Equity-Related Products (Equities & Other”).
***	Defined as volume from Hybrid transactions conducted by BGC Brokers, exclusive of voice-only transactions.

COMPARABLE INDUSTRY VOLUMES:
Global Interest Rate Futures Volume (1)
CBOT—US Treasury Contracts	199,682,136	163,892,684	172,004,302	4.9%	(13.9%)
CME—Euro $ Contracts	150,890,912	151,456,844	155,379,005	2.6%	3.0%
EUREX—Bund Contracts	52,815,062	48,833,926	40,566,561	(16.9%)	(23.2%)
Fed UST Primary Dealer Volume (in billions) (2)
UST Volume	32,094	32,512	30,850	(5.1%)	(3.9%)
Average Daily UST Volume	501	533	490	(8.1%)	(2.3%)
CME FX Futures Volume (3)	66,698,000	49,828,000	40,173,000	(19.4%)	(39.8%)
CLS FX Avg Daily Values—in millions (4)	5,500,000	5,696,000	5,427,333	(4.7%)	(1.3%)
CLS FX Avg Daily Volumes (4)	1,299,121	1,119,735	950,335	(15.1%)	(26.8%)
TOTAL US EQUITY —Volume (shares traded)—in millions (5)	424,728	425,378	383,964	(9.7%)	(9.6%)
Transaction Value—in millions	15,274	16,870	15,399	(8.7%)	0.8%
Total Industry Equity Option Volume (6)	1,054,898,740	980,477,032	896,453,521	(8.6%)	(15.0%)
Euronext Equity Derivatives (7)	95,732	65,974	55,546	(15.8%)	(42.0%)
TRACE All Bond Dollar Volume (in millions) (8)
TRACE All Bond Volume	1,298,247	1,333,124	1,328,395	(0.4%)	2.3%
Average Daily All Bond Dollar Volume	20,285	21,854	21,086	(3.5%)	3.9%

Notes:

Sources:

(1)	Futures Industry Association—Monthly Volume Report—(www.cme.com, www.eurexchange.com)
(2)	www.newyorkfed.org/markets/statrel.html—Federal Reserve Bank
(3)	CME Group—www.cmegroup.com/CmeWeb/ftp.wrap/webmthly
(4)	CLS Bank Monthly Report
(5)	Tapes A, B, & C. Source: Sandler O’Neill
(6)	OCC- www.optionsclearing.com
(7)	Euronext—www.euronext.com
(8)	Bloomberg

BGC Media Contacts:

Hannah Sloane

+1 212-294-7938

Sarah Laufer

+1 212-915-1008

BGC Investor Contacts:

Jason McGruder

+1 212-829-4988

Jason Chryssicas

+1 212-915-1987

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